As filed with the Securities and Exchange Commission on January 10, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 __________________________________________
SENSATA TECHNOLOGIES HOLDING PLC
(Exact Name of Registrant as Specified in Its Charter)
__________________________________________

England and Wales	98-1386780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

529 Pleasant Street Attleboro, Massachusetts 02703 Telephone: +1 (508) 2363800
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Inducement Time-based Restricted Stock Unit Awards
Inducement Performance-based Restricted Stock Unit Awards
(Full title of the plan)
__________________________________________
David Stott
Senior Vice President, General Counsel
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, Massachusetts 02703
Telephone: (508) 236-3800

(Name address and telephone number, including area code, of agent for service)
__________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
__________________________________________

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Sensata Technologies Holding plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), for the purpose of registering 123,176 ordinary shares, €0.01 nominal value per share, of the Registrant (“Ordinary Shares”) issuable upon the vesting and settlement of time-based restricted stock units (the “Inducement RSUs”). The Inducement Awards were issued by the Registrant to Stephan von Schuckmann as a material inducement to his employment with the Registrant as Chief Executive Officer and were approved by the Compensation Committee of the Registrant’s Board of Directors in reliance on the employment inducement exception under New York Stock Exchange Listed Company Manual Rule 303A.08.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of the Form S-8 will be delivered in accordance with Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement:
•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024;
•the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on April 29, 2024, July 29, 2024, and November 4, 2024, respectively;
•the Registrant’s Current Reports on Form 8-K filed on February 20, 2024, March 1, 2024, May 23, 2024, June 6, 2024, June 14, 2024, July 1, 2024, July 23, 2024, September 3, 2024, and December 17, 2024;
•the Registrant’s definitive Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders filed on April 29, 2024 (but only with respect to information required by Part III of the Registrant’s Annual Report on Form 10-K, which information updated and superseded information included in Part III of the Registrant’s Annual Report on Form 10-K); and
•the description of the Ordinary Shares contained in Exhibit 4.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of any post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently-filed amendment to this Registration Statement or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or

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superseded shall not be deemed, except as so modified or superseded, to constitute a part of this post-effective amendment.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The articles of association of the Registrant (the “Articles”) enable the Registrant to indemnify its directors and officers and to advance expenses to defend claims against its directors and officers to the full extent of English law. Subject to exceptions described below, English law does not permit a company to exempt a director or certain officers from, or indemnify them against, liability in connection with any negligence, default, breach of duty, or breach of trust by them in relation to the company. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that they acted honestly or reasonably and the relief should be granted.
The exceptions under the English Companies Act of 2006 allow a company to (and the Articles provide that the Registrant may):
•purchase and maintain director and officer insurance (“D&O Insurance”) against any liability arising in connection with any negligence, default, breach of duty, or breach of trust owed to the Registrant. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offenses, or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty, or intentional malfeasance is subsequently admitted or found to be true;
•provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings, and penalties imposed by regulatory bodies). The Registrant can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and
•make a loan to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against them (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.
We maintain directors’ and officers’ liability insurance for the members of the board of directors and certain of our officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.

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Item 8.    Exhibits.
See Exhibit Index below.
Exhibit Index

Exhibit Number	Description of Document
4.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 28, 2018)
5.1*	Opinion of Travers Smith LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Travers Smith LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to hereto)
99.1*	Form of Inducement Restricted Stock Unit Award (Replacement Award)
99.2*	Form of Inducement Restricted Stock Unit Award
107*	Filing Fee Table

*	Filed herewith.

Item 9.    Undertakings.
     (a)    The undersigned Registrant hereby undertakes:
     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
      (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
      (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
      (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts on January 10, 2025.

SENSATA TECHNOLGOIES HOLDING PLC

By:	/s/ Stephan von Schuckmann
Name:	Stephan von Schuckmann
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephan von Schuckmann, Brian Roberts, and David Stott, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments or supplements to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephan von Schuckmann Stephan von Schuckmann	Chief Executive Officer and Director (Principal Executive Officer and Registrant’s Authorized Representative in the United States)	January 10, 2025

/s/ Brian Roberts Brian Roberts	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 10, 2025

/s/ Richard Siedel Richard Siedel	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 10, 2025

/s/ Andrew Teich Andrew Teich	Chairman of the Board of Directors	January 10, 2025

/s/ John Absmeier John Absmeier	Director	January 10, 2025

/s/ Daniel Black Daniel Black	Director	January 10, 2025

/s/ Lorraine Bolsinger Lorraine Bolsinger	Director	January 10, 2025

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/s/ Phillip Eyler Phillip Eyler	Director	January 10, 2025

/s/ John Mirshekari John Mirshekari	Director	January 10, 2025

/s/ Constance Skidmore Constance Skidmore	Director	January 10, 2025

/s/ Steven Sonnenberg Steven Sonnenberg	Director	January 10, 2025

/s/ Martha Sullivan Martha Sullivan	Director	January 10, 2025

/s/ Jugal Vijayvargiya Jugal Vijayvargiya	Director	January 10, 2025

/s/ Stephen Zide Stephen Zide	Director	January 10, 2025

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